Exhibit 3

POWER OF ATTORNEY

The undersigned Angela Bartl as managing director of Apollo Verwaltungs V GmbH (the “Company”), in its capacity as General Partner of Apollo German Partners V GmbH & Co. KG, each partnerships organized under the laws of Germany (the “Companies”), does hereby appoint: Mr. Johannes Schoenfeldt and/or Mr. Christian Crumb (each, the “Proxy”) each solely, with the authority to represent the Company in any and all matters and to execute any and all correspondence and documents and/or to provide or to accept declarations.

Each Proxy is authorized to arrange/instruct payments in the name of the Company.

The Company indemnifies each Proxy from all liabilities, claims and costs, which will be asserted against the Proxies in connection with their acting under this Power of Attorney.

The Proxies are relieved from the restrictions set forth in Sec. 181 BGB and are authorized to delegate this Power of Attorney.

In case of doubts this Power of Attorney shall be interpreted very wide to realize its purpose.

This Power of Attorney is valid until September 30, 2010.

Dated:	September 25, 2009	/s/ Angela Bartl
Angela Bartl,
Managing Director